Exhibit 99.2

ROVER GROUP, INC.
2021 EQUITY INCENTIVE PLAN
NOTICE OF RESTRICTED STOCK UNIT AWARD AND
RESTRICTED STOCK UNIT AGREEMENT
Capitalized terms that are not defined in this Notice of Restricted Stock Unit Award and Restricted Stock Unit Agreement (the “Notice of Grant”), the Terms and Conditions of Restricted Stock Unit Award attached hereto as Exhibit A, the Non-U.S. Appendix attached hereto as Exhibit B and all other exhibits to these documents (all together, the “Agreement”) have the meanings given to them in the Rover Group, Inc. 2021 Equity Incentive Plan (the “Plan”).
The Participant has been granted this Restricted Stock Unit (“RSU”) award according to the terms below and subject to the terms and conditions of the Plan and this Agreement, as follows:
Participant    ###PARTICIPANT_NAME###
Participant I.D.     ###EMPLOYEE_NUMBER###
Grant Number    ###EMPLOYEE_GRANT_NUMBER###
Grant Date    ###GRANT_DATE###
Vesting Commencement Date    ###FIRST_VEST_DATE###
Number of RSUs Granted    ###TOTAL_AWARDS###

Subject to the acceleration of vesting provisions herein, the RSUs subject to this Agreement will vest as follows:
Vesting Schedule:             ###VEST_SCHEDULE_TABLE###
A “Quarterly Vesting Date” is the first trading day on or after each of March 1, June 1, September 1, and December 1.

If the Participant ceases to be a Service Provider for any or no reason before he or she fully vests in these RSUs, the unvested RSUs will terminate according to the terms of Section 5 of this Agreement.

The Participant’s signature below (or Participant’s electronic signature or other electronic acknowledgement or acceptance of this Agreement or Award) indicates that:
(i)He or she agrees that this Restricted Stock Unit award is granted under and governed by the terms and conditions of the Plan and this Agreement, including their exhibits and appendices.
(ii)He or she understands that the Company is not providing any tax, legal, or financial advice and is not making any recommendations regarding his or her participation in the Plan or his or her acquisition or sale of Shares.
(iii)He or she has reviewed the Plan and this Agreement, has had an opportunity to obtain the advice of personal tax, legal, and financial advisors prior to signing this Agreement, and fully understands all provisions of the Plan and Agreement. He or she will consult with his or her own personal tax, legal, and financial advisors before taking any action related to the Plan.
(iv)He or she has read and agrees to each provision of Section 9 of this Agreement.
(v)He or she will notify the Company of any change to the contact address below.
(vi)He or she acknowledges and agrees that unless otherwise required to comply with Applicable Laws, these RSUs will be subject to recoupment under any clawback policy that the Company adopts pursuant to Section 17(d) of the Plan.
###PARTICIPANT_NAME###
###ACCEPTANCE_DATE###
Address:    ###HOME_ADDRESS###

EXHIBIT A
TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT AWARD
1.Grant. The Company grants the Participant an award of RSUs as described in the Notice of Grant. If there is a conflict between the Plan, this Agreement, or any other agreement with the Participant governing these RSUs, those documents will take precedence and prevail in the following order: (a) the Plan, (b) the Agreement, and (c) any other agreement between the Company and the Participant governing these RSUs.
2.Company’s Obligation to Pay. Each RSU is a right to receive a Share on the date it vests. Until an RSU vests, the Participant has no right to payment of the Share. Before a vested RSU is paid, the RSU is an unsecured obligation of the Company, payable (if at all) only from the Company’s general assets. A vested RSU will be paid to the Participant (or in the event of his or her death, to his or her estate or such other person as specified in Section 6 below) in whole Shares. Subject to the provisions of Section 4(b) and notwithstanding anything in the Plan to the contrary, each vested RSU that has met all requirements for settlement under this Agreement will be settled no later than the applicable Settlement Deadline. “Settlement Deadline” with respect to a particular vested RSU means as soon as practicable after vesting (but no later than sixty (60) days following the vesting date (or, if earlier, no later than March 15 of the calendar year following the calendar year in which occurs the first date on which the applicable RSU is no longer subject to a substantial risk of forfeiture for purposes of Section 409A)). If any RSU has not met all the requirements for settlement under this Agreement in a manner that would allow it to be settled by the applicable Settlement Deadline, such RSU will be forfeited as of immediately following the applicable Settlement Deadline. In no event will the Participant be permitted, directly or indirectly, to specify the taxable year or date of settlement of any RSUs under this Agreement. For the avoidance of doubt, there may be multiple Settlement Deadlines, with each such Settlement Deadline corresponding to a particular RSU.
3.Vesting. These RSUs will vest only under the Vesting Schedule in the Notice of Grant, Section 4 of this Agreement, or Section 14 of the Plan. RSUs scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest unless the Participant continues to be a Service Provider until the time such vesting is scheduled to occur.
4.Acceleration; Amendment.
(a)Discretionary Acceleration or Amendment. The Administrator may, pursuant to its authority under, and in accordance with, Section 4(b)(v), Section 4(b)(ix), Section 4(b)(xiv) and Section 9(c) of the Plan, in its discretion, unilaterally (x) accelerate, in whole or in part, the vesting of these RSUs, (y) waive or decrease some or all of the requirements required for vesting of unvested RSUs at any time, or (z) waive or decrease some or all of the requirements for settlement of RSUs at any time, in each case, subject to the terms of the Plan but without the need for Participant consent in any instance, and subject to Section 13(j) of this Agreement; provided, however, that no such acceleration, waiver or decrease shall occur or be effective unless such modification would result in this RSU award remaining exempt or excepted from the requirements of Code Section 409A pursuant to the “short-term deferral” exception or another exception or exemption under Code Section 409A, or otherwise complying with Code Section 409A, in each case such that none of this Agreement, the RSUs provided under this Agreement, or Shares issuable hereunder will be subject to the additional tax imposed under Code Section 409A. If so modified, the vesting date with respect to the applicable RSUs will be deemed for all purposes of this Agreement to be the date specified by the Administrator (provided, that, for purposes of determining the applicable settlement deadline under Section 1 of this Agreement with respect to such RSUs, the vesting date will be deemed to be no later than the first date on which the RSUs are no longer subject to a substantial risk of forfeiture for purposes of Code Section 409A). The settlement of RSUs through Shares pursuant to this Section 4(a) shall in all cases be no later than the applicable settlement deadline as set forth in Section 1 of this Agreement and at a time or in a manner that is exempt from, or complies with, Code Section 409A. The prior sentence may be superseded in a future agreement or amendment to this Agreement only by direct and specific reference to such sentence.
(b)The Company’s intent is that this RSU award be exempt or excepted from the requirements of Code Section 409A. However, in an abundance of caution, the Company is including in this subsection, certain Code Section 409A rules that only apply if these RSUs are not exempt or excepted, and then only in certain circumstances. Specifically, Code Section 409A contains rules that must apply to these RSUs if (a) they are not exempt or excepted from Code Section 409A, (b) the Company has any stock that is publicly traded on an established securities market or otherwise at the time the Participant’s service terminates, (c) the Participant receives acceleration of vesting of these RSUs in connection with a termination of service, and (d) at the time of such termination, the Participant is considered a “specified employee” under the Code Section 409A rules. Should these rules ever become applicable to the Participant’s RSUs, then notwithstanding anything in the Plan, this Agreement or any other agreement (whether entered into before, on or after the Grant Date) to the contrary, if the vesting of these RSUs is accelerated in connection with the Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Code Section 409A, as determined by the Company), other than due to the Participant’s death, and if (x) the Participant is a U.S. taxpayer and a “specified employee” within the meaning of Code Section 409A at the time of such termination as a Service Provider and (y) the settlement of such accelerated RSUs will result in the imposition of additional tax under Code Section 409A if such settlement is on or within the six (6) month period following the Participant’s termination as a Service Provider, then the settlement of such accelerated RSUs will not occur until the date six (6) months and one (1) day following the date of the Participant’s termination as a Service Provider, unless the Participant dies following his or her termination as a Service Provider, in which case, the Shares subject to these RSUs will be settled and issued to the Participant’s administrator or executor of his or her estate as soon as practicable following his or her death (subject to Section 6).
5.Forfeiture upon Cessation of Status as a Service Provider. Upon the Participant’s termination as a Service Provider for any reason, these RSUs will immediately stop vesting and any of these RSUs that have not yet vested will be forfeited by the Participant for no consideration upon the date that the Participant ceases to be a Service Provider for any reason, in all cases, subject to Applicable Laws. For the avoidance of doubt, service during any portion of the vesting period shall not entitle the

Participant to vest in a pro rata portion of unvested RSUs. For purposes of the RSUs, the Participant’s status as a Service Provider will be considered to be terminated as of the date the Participant is no longer providing services to the Company, or if different, the Participant’s employer (the “Employer”) or the Subsidiary or Parent to which the Participant is providing services (the Employer, Subsidiary or Parent, as applicable, the “Service Recipient”) or other member of the Company Group (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is a Service Provider or the terms of the Participant’s employment or service agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Administrator, the Participant’s right to vest in the RSUs under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is a Service Provider or the terms of the Participant’s employment or service agreement, if any). The Administrator shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the RSUs (including whether the Participant may still be considered to be providing services while on a leave of absence).
6.Death of Participant. Any distribution or delivery to be made to the Participant under this Agreement will, if he or she is then deceased, be made to the administrator or executor of his or her estate or, if the Administrator permits, his or her designated beneficiary, unless otherwise required to comply with Applicable Laws. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations that apply to the transfer.
7.Tax Obligations.
(a)Tax Withholding.
(i)No Shares will be issued to the Participant until he or she makes satisfactory arrangements (as determined by the Administrator) for the payment of Tax Withholdings. If the Participant is a non-U.S. employee, the method of payment of Tax Withholdings may be restricted or expanded by any Appendix (as defined below). If the Participant fails to make satisfactory arrangements for the payment of any Tax Withholdings under this Agreement when any of these RSUs otherwise are supposed to vest or Tax Withholdings related to RSUs otherwise are due, he or she will permanently forfeit the applicable RSUs and any right to receive Shares under such RSUs, and such RSUs will be returned to the Company at no cost to the Company, to the extent permitted by Applicable Laws.
(ii)The Company has the right (but not the obligation) to satisfy any Tax Withholdings by withholding from proceeds of a sale of Shares acquired upon payment of these RSUs arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent), and this will be the method by which such tax withholding obligations are satisfied until the Company determines otherwise, subject to Applicable Laws.

(iii)The Company also has the right (but not the obligation) to satisfy any Tax Withholdings: (a) by reducing the number of Shares otherwise deliverable to the Participant; (b) by requiring payment by cash or check made payable to the Company and/or any Service Recipient with respect to which the withholding obligation arises; (c) by deduction of such amount from salary, wages or other compensation payable to the Participant; or (d) in any combination of the foregoing, or any other method determined by the Administrator to be compliance with Applicable Laws.
(iv)The Company may withhold or account for Tax Withholdings by considering statutory or other withholding rates, including minimum or maximum rates applicable in the Participant’s jurisdiction(s). In the event of over-withholding, the Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Common Stock), or if not refunded, the Participant may seek a refund from the local tax authorities. In the event of under-withholding, the Participant may be required to pay any additional Tax Withholdings directly to the applicable tax authority or to the Company and/or the Service Recipient(s). If the obligation for Tax Withholdings is satisfied by withholding in Shares, for tax purposes, the Participant will be deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax Withholdings.
(v)Further, if the Participant is subject to taxation in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, the Company or the Service Recipient(s) or former Service Recipient(s) may withhold or account for tax in more than one jurisdiction.
(vi)Regardless of any action of the Company or the Service Recipient (s), the Participant acknowledges that the ultimate liability for all Tax Withholdings and any and all additional taxes related to the Award, the Shares or other amounts or property delivered under the Award and the Participant’s participation in the Plan is and remains his or her responsibility and may exceed the amount actually withheld by the Company or the Service Recipient (s). The Participant further acknowledges that the Company and the Service Recipient (s) (1) make no representations or undertakings regarding the treatment of any Tax Withholdings in connection with any aspect of these RSUs and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of these RSUs to reduce or eliminate his or her liability for Tax Withholdings or achieve any particular tax result.
(b)Code Section 409A. It is the intent of this Agreement that it and all issuances and benefits to U.S. taxpayers hereunder be exempt or excepted from the requirements of Code Section 409A pursuant to the “short-term deferral” exception under Code Section 409A, or otherwise be exempted or excepted from, or comply with, Code Section 409A, so that none of this Agreement, the RSUs provided under this Agreement, or Shares issuable thereunder will be subject to the additional tax imposed under Code Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or excepted, or to so comply. Each issuance upon settlement of the RSUs under this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). In no event will any member of the Company Group have any liability or obligation to reimburse, indemnify, or hold harmless the Participant for any taxes that may be imposed, or other costs incurred, on the Participant as a result of Code Section 409A.
8.Rights as Stockholder. The Participant’s or any other person’s rights as a stockholder of the Company (including the right to vote and to receive dividends and distributions) will not begin until Shares have been issued and recorded on the records of the Company or its transfer agents or registrars.
9.Acknowledgements and Agreements. The Participant’s signature on the Notice of Grant accepting these RSUs indicates that:
(a)HE OR SHE ACKNOWLEDGES AND AGREES THAT THE VESTING OF THESE RSUS IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AND THAT BEING HIRED OR BEING GRANTED THESE RSUS WILL NOT RESULT IN VESTING.
(b)HE OR SHE FURTHER ACKNOWLEDGES AND AGREES THAT THESE RSUS AND THIS AGREEMENT DO NOT CREATE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL AND WILL NOT INTERFERE IN ANY WAY WITH HIS OR HER RIGHT OR THE RIGHT OF THE SERVICE RECIPIENT (S) TO TERMINATE HIS OR HER RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE, SUBJECT TO APPLICABLE LAWS.
(c)The Participant agrees that this Agreement and its incorporated documents reflect all agreements on its subject matters and that he or she is not accepting this Agreement based on any promises, representations, or inducements other than those reflected in the Agreement.
(d)The Participant agrees that the Company’s delivery of any documents related to the Plan or these RSUs (including the Plan, the Agreement, the Plan’s prospectus, and any reports of the Company provided generally to the Company’s stockholders) to him or her may be made by electronic delivery, which may include but does not necessarily include the delivery of a link to a Company intranet or to the Internet site of a third party involved in administering the Plan, the delivery of the document via email, or any other means of electronic delivery specified by the Company. If the attempted electronic delivery of such documents fails, the Participant will be provided with a paper copy of the documents. The Participant acknowledges that he or she may receive from the Company a paper copy of any documents that were delivered electronically at no cost to him or her by contacting the Company by telephone or in writing. The Participant may revoke his or her consent to the electronic delivery of documents or may change the electronic mail address to which such documents are to be delivered (if the Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised email address by telephone, postal service or electronic mail. Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents.
(e)The Participant may deliver any documents related to the Plan or these RSUs to the Company by e-mail or any other means of electronic delivery approved by the Administrator, but he or she must provide the Company or any designated third party administrator with a paper copy of any documents if his or her attempted electronic delivery of such documents fails.
(f)The Participant accepts that all good faith decisions or interpretations of the Administrator regarding the Plan and Awards under the Plan are binding, conclusive, and final. No member of the Administrator will be personally liable for any such decisions or interpretations.
(g)The Participant agrees that the Plan is established voluntarily by the Company, is discretionary in nature, and may be amended, suspended, or terminated by the Company at any time, to the extent permitted by the Plan.
(h)The Participant agrees that the grant of these RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past.
(i)The Participant agrees that any decisions regarding future Awards will be in the Company’s sole discretion.
(j)The Participant agrees that he or she is voluntarily participating in the Plan.
(k)The Participant agrees that these RSUs and any Shares acquired under these RSUs, and the income from and value of same, are not intended to replace any pension rights or compensation.
(l)The Participant agrees that these RSUs, any Shares acquired under these RSUs, and the income from and value of same, are not part of normal or expected compensation for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits, or similar payments.
(m)Unless otherwise agreed with the Company, the RSUs, any Shares acquired under these RSUs, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of a Subsidiary.
(n)The Participant agrees that the future value of the Shares underlying these RSUs is unknown, indeterminable, and cannot be predicted with certainty.
(o)The Participant agrees that no member of the Company Group is liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of these RSUs or of any amounts due to him or her from the payment of these RSUs or the subsequent sale of any Shares acquired upon such payment.
(p)Unless otherwise provided in the Plan or by the Administrator in its discretion, the RSUs and the benefits evidenced in this Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares.
(q)The Participant agrees that he or she has no claim or entitlement to compensation or damages from any forfeiture of these RSUs resulting from the termination of his or her status as a Service Provider (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where he or she is a Service Provider or the terms of his or her service agreement, if any).
10.Data Privacy.
(a)The Participant voluntarily consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Agreement and any other Award materials (“Data”) by and among, as applicable, the Service Recipient(s), the Company and any member of the Company Group for the exclusive purpose of implementing, administering, and managing his or her participation in the Plan. If the Participant resides in the European Economic Area, he or she acknowledges receipt of the EEA Employee Privacy Notice, which informs the Participant of about how, and the bases on which, their personal data is collected, processed or stored by the Service Recipient(s), the Company and any member of the Company Group, as applicable.
(b)The Participant understands that the Company, the Service Recipient(s) and members of the Company Group may hold certain personal information about him or her, including, but not limited to, his or her name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all equity awards or any other entitlement to stock awarded, canceled, exercised, vested, unvested or outstanding in his or her favor, for the exclusive purpose of implementing, administering, and managing the Plan.
(c)The Participant understands that Data will be transferred to one or more stock plan service provider(s) selected by the Company, which may assist the Company with the implementation, administration, and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than his or her country. The Participant understands that if he or she resides in the European Economic Area or another region with data protection laws that so provide, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Company’s Legal department. The Participant authorizes the Company and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing his or her participation in the Plan.
(d)The Participant understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan, subject only to certain exceptions as permitted under applicable law. The Participant understands that if he or she resides in the European Economic Area or another region with data protection laws that so provide, to the extent required by Applicable Laws, he or she may, at any time, request access to Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents given by accepting these RSUs, in any case without cost, by contacting in writing the Company’s Legal department. Further, the Participant understands that he or she is providing these consents on a purely voluntary basis. If the Participant does not consent or if he or she later seeks to revoke his or her consent, his or her engagement as a Service Provider will not be adversely affected; the only consequence of refusing or withdrawing his or her consent is that the Company will not be able to grant him or her awards under the Plan or administer or maintain awards. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan (including the right to retain these RSUs). The Participant understands that he or she may contact the Company’s Legal department for more information on the consequences of his or her refusal to consent or withdrawal of consent.
11.Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that, depending on the Participant’s or the broker’s country or where the Shares are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., RSUs) or rights linked to the value of Shares during such time as the Participant is considered to have “inside information” regarding the Company as defined by the laws or regulations in the applicable jurisdictions. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before the Participant possessed inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. The Participant should keep in mind third parties includes fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. The Participant is responsible for ensuring compliance with any applicable restrictions and should consult with his or her personal legal advisor on this matter.
12.Exchange Control, Foreign Asset/Account and/or Tax Reporting. Depending on the Participant’s country, the Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the vesting of the RSUs, the acquisition, holding and/or transfer of Shares or cash resulting from participation in the Plan and/or the opening and maintaining of a brokerage or bank account in connection with the Plan. The Participant may be required to report such assets, accounts, account balances and values, and/or related transactions to the applicable authorities in his or her country. The Participant may also be required to repatriate sale proceeds or other funds received as a result of his or her participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. The Participant acknowledges that he or she is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting and other requirements. The Participant further understands that he or she should consult the Participant’s personal tax and legal advisors, as applicable on these matters.

13.Miscellaneous.
(a)Address for Notices. Any notice to be given to the Company under the terms of this Agreement must be addressed to the Company at Rover Group, Inc., 720 Olive Way, 19th floor, Seattle, Washington, 98101 until the Company designates another address in writing.
(b)Non-Transferability of RSUs. These RSUs may not be transferred other than by will or the applicable laws of descent or distribution.
(c)Binding Agreement. If any RSUs are transferred, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors, and assigns of the parties to this Agreement.
(d)Additional Conditions to Issuance of Stock. If at any time the Company determines, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any U.S. or non-U.S. federal, state or local law the tax Code and related regulations or under the rulings or regulations of the United States Securities and Exchange Commission or any other governmental regulatory body or the clearance, consent or approval of the United States Securities and Exchange Commission or any other governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to the Participant hereunder, such issuance will not occur unless and until such listing, registration, qualification, rule compliance, clearance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company. If any such listing, registration, qualification, rule compliance, clearance, consent or approval has not been completed by the applicable Settlement Deadline with respect to a Restricted Stock Unit in a manner that would allow it to be settled by the applicable Settlement Deadline, such Restricted Stock Unit will be forfeited as of immediately following the Settlement Deadline for no consideration and at no cost to the Company. Subject to the terms of this Agreement and the Plan, the Company shall not be required to issue any certificate or certificates for Shares hereunder prior to the lapse of such reasonable period of time following the date of vesting of a Restricted Stock Unit as the Administrator may establish from time to time for reasons of administrative convenience and any such certificate may be in book entry form.
(e)Captions. Captions provided in this Agreement are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
(f)Agreement Severable. If any provision of this Agreement is held invalid or unenforceable, that provision will be severed from the remaining provisions of this Agreement and the invalidity or unenforceability will have no effect on the remainder of the Agreement.
(g)Non-U.S. Appendix. These RSUs are subject to any additional terms and conditions set forth in any appendix to this Agreement for the Participant’s country (the “Appendix”). If the Participant relocates to a country included in the Appendix, the additional terms and conditions for that country will apply to him or her to the extent the Company determines that applying such terms and conditions is necessary or advisable for legal or administrative reasons.

(h)Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing; provided, however, that no such imposition of other requirements shall occur or be effective unless such imposition would result in these RSUs remaining exempt or excepted from the requirements of Code Section 409A pursuant to the “short-term deferral” exception or another exception or exemption under Code Section 409A, or otherwise complying with Code Section 409A, in each case such that none of this Agreement, the RSUs provided under this Agreement, or Shares, cash or other property issuable hereunder will be subject to the additional tax imposed under Code Section 409A.
(i)Choice of Law; Choice of Forum. The Plan, this Agreement, these RSUs, and all determinations made and actions taken under the Plan, to the extent not otherwise governed by the laws of the United States, will be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law. For purposes of litigating any dispute that arises under the Plan, the Participant’s acceptance of these RSUs is his or her consent to the jurisdiction of the State of Delaware] and his or her agreement that any such litigation will be conducted in the Delaware Court of Chancery or the federal courts for the United States for the District of Delaware and no other courts, regardless of where he or she is performing services.
(j)Modifications to the Agreement. The Plan and this Agreement constitute the entire understanding of the parties on the subjects covered. The Participant expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything in the Plan or this Agreement to the contrary, but subject to Section 13(h), the Administrator may, without the consent of the Participant, modify this Agreement in any of the following manners: (a) take any action permitted by Section 4 of this Agreement, including to waive or decrease, in whole or in part, some or all of the requirements required for vesting of all or a portion of the unvested RSUs; or (b) waive or decrease some or all of the requirements for settlement of RSUs. The Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Participant, to comply with Code Section 409A, to otherwise avoid imposition of any additional tax or income recognition under Code Section 409A in connection with these RSUs, or to comply with other Applicable Laws.
(k)Waiver. The Participant acknowledges that a waiver by the Company of a breach of any provision of this Agreement will not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach of this Agreement by him or her.
(l)Language.  The Participant acknowledges that the Participant is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Participant to understand the terms of this Agreement. If the Participant has received this Agreement, or any other document related to these RSUs and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

EXHIBIT B
APPENDIX TO RESTRICTED STOCK UNIT AGREEMENT
Unless otherwise defined herein, capitalized terms used but not defined herein shall have the same meanings as set forth in the Plan and the Agreement.
Terms and Conditions
This Appendix to the Restricted Stock Unit Agreement (the “Appendix”) includes additional terms and conditions that govern these RSUs granted to the Participant under the Plan if he or she resides and/or works in one of the countries listed below on the Grant Date or he or she moves to one of the listed countries.
If the Participant is a citizen or resident of a country (or if the Participant is considered as such for local law purposes) other than the one in which the Participant is currently residing and/or working, or if the Participant transfers to another country after being granted the RSUs, the Company will, in its discretion, determine the extent to which the terms and conditions contained herein will be applicable to the Participant.
Notifications
This Appendix may also include information regarding securities laws, exchange controls and certain other issues of which the Participant should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, and other Applicable Laws in effect in the respective countries as of May 2021. Such laws are often complex and change frequently. As a result, the Participant should not rely on the information in this Appendix as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Participant vests in the RSUs or sells the Shares acquired under the Plan.
In addition, the information contained in this Appendix is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure him or her of a particular result. The Participant is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her situation.
Finally, if the Participant is a citizen or resident of a country other than the one in which he or she is currently residing and/or working, transfers employment after these RSUs are granted, or is considered a resident of another country for local law purposes, the information in this Appendix may not apply to him or her, and the Administrator will determine to what extent the terms and conditions in this Appendix apply.

SPAIN
Terms and Conditions
Acknowledgements and Agreements. The following provision supplements Section 9 of Exhibit A to the Agreement:
By accepting the RSUs, the Participant acknowledges that he or she consents to participation in the Plan and has received a copy of the Plan.
The Participant understands that the Company has unilaterally, gratuitously, and in its sole discretion decided to grant RSUs under the Plan to certain service providers throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or the Service Recipient(s) on an ongoing basis. Consequently, the Participant understands that the RSUs are granted on the assumption and condition that the RSUs and any Shares acquired under the Plan are not part of any employment or other service contract (either with the Company or any Service Recipient) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation), or any other right whatsoever. In addition, the Participant understands that this grant would not be made but for the assumptions and conditions referred to above; thus, the Participant acknowledges and freely accepts that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of or right to the RSUs shall be null and void.
The Participant understands and agrees that, as a condition of the grant of the RSUs, the termination of the Participant’s status as a Service Provider for any reason (including the reasons listed below) will automatically result in the loss of the RSUs to the extent the RSUs have not vested as of the date the Participant is no longer a Service Provider. In particular, the Participant understands and agrees that any portion of the RSUs which has not vested as of the date the Participant is no longer a Service Provider will be forfeited without entitlement to the underlying Shares or to any amount of indemnification in the event of a termination as a Service Provider by reason of, but not limited to, resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without good cause (i.e., subject to a “despido improcedente”), individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Service Recipient(s) and under Article 10.3 of the Royal Decree 1382/1985. The Participant acknowledges that he or she has read and specifically accepts the conditions referred to in the Notice of Grant as well as Section 9 of Exhibit A to the Agreement (as supplemented by this provision).
Notifications
Securities Law Information. No “offer of securities to the public,” within the meaning of Spanish law, has taken place or will take place in the Spanish territory in connection with the RSUs. The Plan, the Agreement and any other documents evidencing the grant of the RSUs have not been, nor will they be, registered with the Comisión Nacional del Mercado de Valores (the Spanish securities regulator), and none of those documents constitutes a public offering prospectus.

Exchange Control Information. The Participant is required to electronically declare to the Bank of Spain any security accounts (including brokerage accounts held abroad), as well as the securities (including Shares acquired under the Plan) held in such accounts if the value of the transactions for all such accounts during the prior year or the balances of such accounts as of December 31 of the prior year exceeds EUR 1 million.
Different thresholds and deadlines to file this declaration apply. However, if neither such transactions during the immediately preceding year nor the balances / positions as of December 31 exceed EUR 1 million, no such declaration must be filed unless expressly required by the Bank of Spain. If any of such thresholds were exceeded during the current year, the Participant may be required to file the relevant declaration corresponding to the prior year, however, a summarized form of declaration may be available. The Participant should consult his or her personal tax or legal advisor for further information regarding his or her exchange control reporting obligations.
Additionally, the acquisition of Shares under Plan must be declared for statistical purposes to the Direccion General de Comercio e Inversiones (the “DGCI”), the Bureau for Commerce and Investments, which is a department of the Ministry of Industry, Trade and Tourism. Generally, the declaration must be filed in January for Shares (and any other securities) owned as of December 31 of each year; however, if the value of the Shares acquired or the amount of the sale proceeds the Participant realizes from the sale of Shares exceeds a certain threshold, the declaration must be filed within one month of the acquisition or sale, as applicable.
Foreign Asset/Account Reporting Information. To the extent the Participant holds Shares or has bank accounts outside of Spain with a value in excess of EUR 50,000 (for each type of asset category) as of December 31, he or she will be required to report information on such assets on their tax return Form 720 for such year with severe penalties in the event of non-compliance. After such Shares or accounts are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously reported Shares or accounts increases by more than EUR 20,000 (for each type of asset category) as of each subsequent December 31, or if the Participant sells Shares or cancels bank accounts that were previously reported. The Participant should consult with his or her personal tax advisor for further information regarding his or her foreign asset reporting obligations.

UNITED KINGDOM
Terms and Conditions
RSUs Payable Only in Shares. As provided herein, any RSUs that vest will be paid to the Participant in whole Shares. For the avoidance of doubt, any RSUs that vest will not be settled in cash.
Tax Obligations. The following provisions supplement Section 7 of Exhibit A to the Agreement:
Without limitation to Section 7 of Exhibit A to the Agreement, the Participant agrees that he or she is liable for all Tax Withholdings and hereby covenants to pay all such Tax Withholdings, as and when requested by the Company or the Service Recipient(s) or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant also agrees to indemnify and keep indemnified the Company and the Service Recipient(s) for any Tax Withholdings that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Participant’s behalf.
Notwithstanding the foregoing, if the Participant is a director or executive officer (within the meaning of Section 13(k) of the Exchange Act), the Participant understands that he or she may not be able to indemnify the Company or the Service Recipient(s) for the amount of any Tax Withholdings not collected from or paid by the Participant, in case the indemnification could be considered to be a loan. In such case, the amount of any uncollected income tax may constitute a benefit to the Participant on which additional income tax and National Insurance contributions may be payable. The Participant acknowledges that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company or the Service Recipient(s), as applicable, for the value of any National Insurance contributions due on this additional benefit, which the Company or the Service Recipient(s) also may collect by any of the means set forth in Section 7(a) of Exhibit A to the Agreement.
Agreement for Transfer of Liability for Employer National Insurance Contributions. If the Participant is an Employee and is tax resident in the United Kingdom, the grant of these RSUs is conditional upon the Participant’s agreement to accept liability for any secondary Class 1 National Insurance contributions which may be payable by the Employer in connection with any event giving rise to tax liability in relation to the RSUs (“Employer NICs”). By signing or otherwise accepting the Agreement, the Participant hereby and irrevocably accepts liability for any Employer NICs which may be payable in relation to the RSUs. The Employer NICs may be collected by the Company or the Employer using any of the methods described in Section 7(a) of Exhibit A to the Agreement.
Without prejudice to the foregoing, the Participant agrees to execute any consents or elections as may be required by the Company and/or the Employer from time to time (or any successor to the Company and/or the Employer) to accomplish the transfer of the Employer NICs to the Participant.
If the Participant does not accept liability for the Employer NICs or, if required to do so, fails to complete any consent or election to accomplish the transfer of the Employer NICs to the Participant prior to vesting in the RSUs, the RSUs shall become null and void and may not be settled, without any liability to the Company or its Subsidiaries, including the Employer.

ROVER GROUP, INC.

2021 EQUITY INCENTIVE PLAN

Important Note on the Joint Election to Transfer Employer National Insurance Contributions (United Kingdom)
As a condition of participation in the Rover Group, Inc. 2021 Equity Incentive Plan, as may be amended from time to time (the “Plan”), the Participant is required to enter into a joint election to transfer to the Participant any liability for employer’s national insurance contributions (the “Employer NICs”) that may arise in connection with the award of restricted stock units (the “Award”) and in connection with future awards, if any, that may be granted to the Participant under the Plan (the “NICs Joint Election”).
If the Participant does not agree to enter into the NICs Joint Election, the Participant will not be able to receive shares upon vesting and settlement of the Award or receive any benefit in connection with the Award.
By entering into the NICs Joint Election:
•The Participant agrees that any liability for Employer NICs that may arise in connection with or pursuant to the vesting and settlement of the Award and the acquisition of shares of common stock of the Rover Group, Inc. (the “Company”) or any other taxable event in connection with the Award will be transferred to the Participant; and
•The Participant authorizes the Company and/or the parent or subsidiary of the Company to which the Participant is providing services to recover an amount sufficient to cover this liability by any method set forth in the relevant Award agreement and/or the NICs Joint Election.
The Participant should read the terms of the NICs Joint Election carefully and in its entirety before signing and/or accepting the Award agreement and the NICs Joint Election.
The Participant should print and keep a copy of the NICs Joint Election for the Participant’s records.

ROVER GROUP, INC.

2021 EQUITY INCENTIVE PLAN

Form of Election to Transfer Employer’s
Secondary Class 1 National Insurance Liability to the Employee
(United Kingdom)

1.PARTIES
This Election is between
(a)the individual who has gained access to this Election (the “Employee”) who is eligible to receive restricted stock units or stock options (the “Award”) pursuant to the terms and conditions of the Rover Group, Inc. 2021 Equity Incentive Plan, as may be amended from time to time (the “Plan”), and
(b)Rover Group, Inc., 720 Olive Way, 19th floor, Seattle, Washington, 98101 United States of America (the “Company”), who is entering into this Election on behalf of one of the employing companies listed in the attached schedule (the “Employer”).
2.PURPOSE OF ELECTION
2.1    This Election applies to all Awards granted to the Employee under the Plan up to the termination date of the Plan.
2.2    In this Election the following definitions shall be in effect:

“Act”	The Social Security Contributions and Benefits Act 1992.
“Chargeable Event”	Any event giving risk to Relevant Employment Income.
“ITEPA 2003”	The Income Tax (Earnings and Pensions) Act 2003.
“Relevant Employment Income”
Employment income from the Award on which Employer’s National Insurance contributions become due, including:
(a)an amount that counts as employment income of the earner under section 426 ITEPA 2003 (restricted securities: charge on certain post-acquisition events);
(b)an amount that counts as employment income of the earner under section 438 of ITEPA 2003 (convertible securities: charge on certain post-acquisition events); or
(c)any gain that is treated as remuneration derived from the earner’s employment by virtue of section 4(4)(a) of the Act, including without limitation:
i.the acquisition of securities pursuant to the Award (within the meaning of section 477(3)(a) of ITEPA 2003);
ii.the assignment (if applicable) or release of the Award in return for consideration (within the meaning of section 477(3)(b) of ITEPA 2003); and
iii.the receipt of a benefit in connection with the Award, other than a benefit within (i) or (ii) above (within the meaning of section 477(3)(c) of ITEPA 2003).

2.3    This Election relates to Employer’s secondary Class 1 National Insurance contributions (the “Employer’s Liability”) which may arise in respect of Relevant Employment Income in respect of the Award pursuant to section 4(4)(a) and/or paragraph 3B(1A) of Schedule 1 of the Act.
2.4    This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the Act or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.
2.5    This Election does not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of Part VII of ITEPA 2003 (employment income: securities with artificially depressed market value).
2.6    Any reference to the Company and/or the Employer shall include that entity’s successors in title and assigns as permitted in accordance with the terms of the Plan and the Award agreement. This Election will have effect in respect of the Award and any award which replaces or replaced the Award following its grant in circumstances where section 483 of ITEPA 2003 applies.
3.    ELECTION
The Employee and the Company jointly elect that the entire liability of the Employer to pay the Employer’s Liability that arises on any Relevant Employment Income is hereby transferred to the Employee. The Employee understands that by participating in the Plan and accepting the Award (whether by signing the applicable Award agreement or by clicking on the “ACCEPT” box as part of the online acceptance procedures of the Company), or by separately accepting the NICs Joint Election (whether in hard copy or by clicking on the “ACCEPT” box), the Employee will become personally liable for the Employer’s Liability covered by this Election. This Election is made in accordance with paragraph 3B(1) of Schedule 1 of the Act.
4.    PAYMENT OF THE EMPLOYER'S LIABILITY
4.1    The Employee hereby authorizes the Company and/or the Employer to collect the Employer’s Liability in respect of any Relevant Employment Income from the Employee as at any time after the Chargeable Event:
(a)by deduction from salary or any other payment payable to the Employee at any time on or after the date of the Chargeable Event; and/or
(b)directly from the Employee by payment in cash or cleared funds and/or by arranging, on behalf of the Employee, for the sale of some of the securities which the Employee is entitled to receive in respect of the Awards; and/or
(c)by any other means specified in the Award agreement or the Plan.

4.2    The Company hereby reserves for itself and the Employer the right to withhold the transfer of any securities in respect of the Award to the Employee until full payment of the Employer’s Liability is received.
4.3    The Company agrees to procure the remittance by the Employer of the Employer’s Liability to HM Revenue and Customs on behalf of the Employee within 14 days after the end of the UK tax month during which the Chargeable Event occurs (or within 17 days after the end of the UK tax month during which the Chargeable Event occurs, if payments are made electronically).
5.    DURATION OF ELECTION
5.1    The Employee and the Company agree to be bound by the terms of this Election regardless of whether the Employee is transferred abroad or is not employed by the Employer on the date on which the Employer’s Liability becomes due.
5.2    This Election will continue in effect until the earliest of the following:
(a)the date on which the Employee and the Company agree in writing that it should cease to have effect;
(b)the date on which the Company serves written notice on the Employee terminating its effect;
(c)the date on which HMRC withdraws its approval of this Election; or
(d)the date on which, after due payment of the Employer’s Liability that may arise in respect of the entirety of the Award to which this Election relates or could relate, the Election ceases to have effect in accordance with its terms.

ACCEPTANCE BY THE EMPLOYEE
The Employee acknowledges that by participating in the Plan and accepting the Award (whether by signing the applicable Award agreement or by clicking on the “ACCEPT” box as part of the online acceptance procedures of the Company), or by separately accepting the NICs Joint Election (whether in hard copy or by clicking on the “ACCEPT” box), the Employee will become personally liable for the Employer’s Liability covered by this Election and agrees to be bound by the terms of this Election.

Signed ###ACCEPTANCE_DATE###

###PARTICIPANT_NAME###
The Employee

ACCEPTANCE BY THE COMPANY
The Company acknowledges that, by arranging for the scanned signature of an authorized representative to appear on this Election, the Company agrees to be bound by the terms of this Election.
Signed for and on behalf of:            ROVER GROUP, INC.
By:    Tracy Knox
Title:    Chief Financial Officer

SCHEDULE OF EMPLOYER COMPANIES

The following Employer(s) shall be covered by this Joint Election:

Name	Dog Buddy UK Ltd.
Registered Address	9th Floor, 107 Cheapside, London, EC2V 6DN, United Kingdom
Company Registration Number
Corporation Tax Reference
PAYE Reference